PART 1: EXHIBIT 11.01

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                       JSB FINANCIAL, INC. AND SUBSIDIARY
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
               (Unaudited, In Thousands, except per share amounts)
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                                                                                Year Ended                  Three Months Ended
                                                                                December 31,                   December 31,
                                                                            1998        1997                 1998         1997
                                                                            ----        ----                 ----         ----


Basic earnings per share:
-------------------------

Basic weighted average common shares                                       9,793        9,858                 9,582       9,912

Net Income                                                               $44,388      $37,090               $10,161     $14,979

Basic earnings per common share                                            $4.53        $3.76                $ 1.06     $  1.51



Diluted earnings per share:
---------------------------

Weighted average common and dilutive potential shares                     10,074       10,190                 9,820      10,243

Net Income                                                               $44,388      $37,090               $10,161     $14,979

Diluted earnings per common share                                          $4.41        $3.64                 $1.03     $  1.46

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